DEFERRED COMPENSATION AGREEMENT

This Agreement confirms the previously agreed to terms concerning deferred compensation between Trilogy International, Inc. ("Company") and Carol A. Berardi the Company's Co-Founder and President ("President")

Whereas, President was formally employed by the Company on December 1, 1998 at an annual salary of $95,000 and

Whereas, President agreed to defer payment of 100 % of her salary for the period from December 1, 1998 through March, 1999, and to defer 25% of her salary for the period from May 1, 1999 through December 1999 and not demand payment of said deferred salary until such time as the Company has been profitable for two consecutive months and then to accept payment of the accrued salary due at that time in 4 monthly installments pari pasu with all other employees of the Company that have made like concessions,

The Company, therefore, has agreed to accrue all such deferred compensation that may result from this agreement as a liability of the Company and/or its successors and/or assigns and to make payment to President of the amount of deferred compensation accrued at such time as the Company has been profitable for two consecutive months and is able to make payments to President from positive cash flow generated by the Company.

AGREED______________________               DATE_____________________________
      Carol Berardi, President
      For: Trilogy International, Inc.
           ("Company")

AGREED_______________________         DATE _____________________________
         Dale Hernandez



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